Exhibit 99.1

Revolve Group Announces Third Quarter 2026 Financial Results

Los Angeles, CA – November 3, 2026 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the third quarter ended September 30, 2026.

“We delivered a strong third quarter, highlighted by net sales growth of 20% or more across our segments, REVOLVE and FWRD, and in domestic and international markets,” said co-founder and co-CEO Mike Karanikolas. “Supporting our top-line momentum was 18% growth in active customers year-over-year, our fourth consecutive quarter of growth acceleration.”

“Our strong top line growth and customer engagement metrics are a reflection of our brand strength and a result of our investments in brand building, physical retail expansion and key partnerships, including the recent launch of REVOLVE Los Angeles and our inaugural REVOLVE Magazine, our new joint venture with Donatella Versace, and recently-announced expanded partnerships with Kendall Jenner and Dwyane Wade,” said co-founder and co-CEO Michael Mente. “We couldn’t be more happy with our momentum and we are excited about our progress on longer-term investments that we believe strengthen our foundation for future profitable growth.”

Third Quarter 2026 Financial Summary

	Three Months Ended September 30,
	2026	2025	YoY Change
	(in thousands, except percentages)
Net sales	$355,959	$295,631	20%
Gross profit	$191,795	$161,516	19%
Gross margin	53.9%	54.6%
Net income	$15,524	$21,179	(27%)
Adjusted EBITDA (non-GAAP financial measure)	$23,491	$25,347	(7%)
Net cash (used in) provided by operating activities	$(24,334)	$11,818	NM
Free cash flow (non-GAAP financial measure)	$(26,963)	$6,627	NM

NM - Not meaningful

Operational Metrics

	Three Months Ended September 30,
	2026	2025	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	3,243	2,747	18%
Total orders placed	2,745	2,300	19%
Average order value	$292	$306	(5%)

Additional Third Quarter 2026 Metrics and Results Commentary

•
Trailing 12-month active customers grew to 3,243,000 as of September 30, 2026, an increase of 18% year-over-year, our highest year-over-year growth rate in three and a half years.
•
Net sales were $356.0 million, a year-over-year increase of 20%. The strong top-line growth was fueled by a 19% increase in total orders placed year-over-year and a reduced product return rate, partially offset by a lower average order value primarily attributable to initial sales of Grow-Good beauty products at much lower price points.
•
Gross profit was $191.8 million, an increase of 19% year-over-year.
•
Gross margin was 53.9%, a decrease of 75 basis points year-over-year, against a prior-year comparison in the third quarter of 2025 that included 347 basis points of expansion.
•
Fulfillment costs were $12.2 million, or 3.4% of net sales, compared to $9.8 million, or 3.3% of net sales, in the third quarter of 2025.
•
Selling and distribution costs were $63.5 million, or 17.8% of net sales, compared to $51.7 million, or 17.5% of net sales, in the third quarter of 2025. The reduced efficiency year-over-year as a percentage of net sales was primarily due to higher shipping rates, partially offset by a decrease in our product return rate year-over-year.
•
Marketing costs were $50.8 million, or 14.3% of net sales, compared to $40.4 million, or 13.7% of net sales, in the third quarter of 2025. The increased marketing investment year-over-year as a percentage of net sales primarily reflects an increase in performance marketing and brand marketing investments to support various growth initiatives, including our first-ever namesake label, REVOLVE Los Angeles, within our owned brand assortment.
•
General and administrative costs were $46.2 million, or 13.0% of net sales, compared to $38.6 million, or 13.0% of net sales, in the third quarter of 2025.
•
Other income, net was $2.0 million compared to $7.3 million in the third quarter of 2025. Other income, net in the prior-year quarter was positively impacted by an insurance recovery of $4.5 million.
•
Net income was $15.5 million, compared to net income of $21.2 million in the third quarter of 2025, which was positively impacted by the $4.5 million insurance recovery (approximately $3.4 million, net of taxes).
•
Adjusted EBITDA was $23.5 million, a decrease of 7% year-over-year.
•
Diluted earnings per share (EPS) was $0.20, compared to diluted EPS of $0.29 in the third quarter of 2025, which was positively impacted by an insurance recovery equivalent to approximately $0.05 per diluted share.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $306.8 million, a year-over-year increase of 20%.
•
FWRD segment net sales were $49.2 million, a year-over-year increase of 20%.
•
Domestic net sales were $277.4 million, a year-over-year increase of 20%.
•
International net sales were $78.6 million, a year-over-year increase of 22%.

Cash Flow and Balance Sheet

•
Net cash (used in) provided by operating activities was $(24.3) million in the third quarter and $16.9 million in the 9-month year-to-date period ended September 30, 2026, compared to $11.8 million and $69.6 million, respectively, in the comparable 2025 periods. The reduced operating cash flow year-over-year for the three- and nine-month periods of 2026 primarily reflects unfavorable changes in working capital.
•
Free cash flow was $(27.0) million in the third quarter and $7.0 million in the 9-month year-to-date period ended September 30, 2026, compared to $6.6 million and $59.0 million, respectively, in the comparable 2025 periods.
•
Cash and cash equivalents as of September 30, 2026 were $284.6 million, a decrease of $30.8 million, or 10%, from $315.4 million as of September 30, 2025. Our balance sheet as of September 30, 2026 remains debt free.
•
Inventory as of September 30, 2026 was $293.3 million, an increase of $54.5 million, or 23%, year-over-year, from the inventory balance of $238.8 million as of September 30, 2025.

Additional trend information regarding Revolve Group’s third quarter of 2026 financial results and operating metrics is available in the Q3 2026 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations

Results Since the End of the Third Quarter of 2026

Net sales in October 2026 increased by a mid-teen percentage year-over-year. Of note, the net sales growth comparisons for November and December are much more difficult than the October year-over-year comparison. As background and as previously disclosed, our prior-year net sales comparison in October 2025 increased by a mid-single digit percentage year-over-year, and improved net sales growth in the months of November 2025 and December 2025 led to 10% year-over-year net sales growth for the fourth quarter of 2025.

2026 Business Outlook

Based on information available to us as of November 3, 2026, we are providing the following guidance for the fourth quarter and full year ending December 31, 2026.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, geopolitical uncertainty, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility. The gross margin outlook does not assume any additional IEEPA tariff refunds.

	Updated FY 2026 Outlook	Prior FY 2026 Outlook
Gross margin	53.9% to 54.0%	53.5% to 54.0%
Fulfillment expenses	3.3% of net sales	3.2% to 3.4% of net sales
Selling and distribution expenses	17.5% of net sales	17.1% to 17.3% of net sales
Marketing expenses	15.9% of net sales	15.8% to 16.0% of net sales
General and administrative expenses	$178.0 million	$170 million to $172 million
Effective tax rate	25% to 26%	24% to 26%

Fourth Quarter 2026 Outlook
Gross margin	52.3% to 52.8%
Fulfillment expenses	3.3% of net sales
Selling and distribution expenses	17.6% of net sales
Marketing expenses	16.9% of net sales
General and administrative expenses	$46.1 million

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To access the conference call by phone, participants can pre-register using the following Conference Call Registration Link to receive dial-in details, including a unique PIN that will enable access to the conference call immediately without requiring operator assistance. Participants are encouraged to register in advance to avoid delays.

If you are unable to pre-register, the conference call may also be accessed by dialing 1-833-461-5787 (U.S./Toll Free) or 1-585-542-9983 (International) and entering the Meeting ID, 281 225 051.

A live audio webcast can be accessed on the company's investor relations website at investors.revolve.com, and a webcast replay of the conference call will also be available on the company's investor relations website for a limited time following the event.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, business initiatives and innovation, our owned brand expansion, our use of AI, our physical retail stores, our partnerships, and our outlook for the fourth quarter and full year of 2026. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business; the effects of tariffs and our efforts to mitigate such effects; demand for our products; the investment in long-term initiatives such as international expansion, development of owned brands, AI technology and our physical retail stores; the impact of AI and machine learning; supply chain challenges; inflationary pressures; shipping costs and rates; wars and conflicts; other geopolitical tensions; our fluctuating operating results; seasonality in our business; elevated merchandise returns; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025, and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2026, which we expect to file with the SEC on November 3, 2026. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other income, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product, net of proceeds from the sale of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, and beauty products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,600 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through

FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Karla Otto

revolveus@karlaotto.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$355,959	$295,631	$1,046,244	$901,311
Cost of sales	164,164	134,115	477,169	418,447
Gross profit	191,795	161,516	569,075	482,864
Operating expenses:
Fulfillment	12,177	9,839	34,544	29,025
Selling and distribution	63,516	51,705	183,336	155,455
Marketing	50,825	40,429	162,542	129,940
General and administrative	46,239	38,552	131,860	114,762
Total operating expenses	172,757	140,525	512,282	429,182
Income from operations	19,038	20,991	56,793	53,682
Equity earnings in unconsolidated subsidiaries	(228)	—	(863)	—
Other income, net	(1,990)	(7,310)	(6,931)	(5,290)
Income before income taxes	21,256	28,301	64,587	58,972
Provision for income taxes	5,732	7,122	16,682	16,376
Net income	15,524	21,179	47,905	42,596
Less: Net (income) loss attributable to non-controlling interest	(1,059)	—	(529)	563
Net income attributable to Revolve Group, Inc. stockholders	$14,465	$21,179	$47,376	$43,159
Earnings per share of Class A and Class B common stock:
Basic	$0.20	$0.30	$0.66	$0.61
Diluted	$0.20	$0.29	$0.66	$0.60
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,090	71,302	71,286	71,282
Diluted	71,858	72,003	72,068	72,062

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$284,640	$292,256
Restricted cash	—	10,943
Accounts receivable, net	31,853	16,561
Inventory	293,296	251,844
Income taxes receivable	8,606	1,717
Prepaid expenses and other current assets	83,966	73,706
Total current assets	702,361	647,027
Property and equipment (net of accumulated depreciation of $30,718 and $26,245 as of September 30, 2026 and December 31, 2025, respectively)	21,117	15,371
Right-of-use lease assets	42,928	28,832
Intangible assets, net	2,828	2,410
Goodwill	2,042	2,042
Other assets	50,544	29,560
Deferred income taxes	39,759	39,759
Total assets	$861,579	$765,001
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,865	$56,409
Income taxes payable	830	1,357
Accrued expenses	50,868	44,297
Returns reserve	83,804	76,985
Current lease liabilities	11,431	10,534
Other current liabilities	58,491	40,963
Total current liabilities	269,289	230,545
Non-current lease liabilities	35,216	21,921
Total liabilities	304,505	252,466
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 41,071,709 and 40,861,973 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	41	41
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2026 and December 31, 2025; 30,023,937 and 30,509,949 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	30	30
Additional paid-in capital	150,122	144,249
Retained earnings	404,603	368,215
Non-controlling interest	2,278	—
Total stockholders’ equity	557,074	512,535
Total liabilities and stockholders’ equity	$861,579	$765,001

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income	$47,905	$42,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,692	3,395
Rental product depreciation	1,270	1,324
Gain on sale of rental product	(703)	(222)
Equity-based compensation	7,664	7,414
Loss on disposal of subsidiary	—	2,425
Equity earnings in unconsolidated subsidiaries	(863)	—
Changes in operating assets and liabilities:
Accounts receivable	(15,292)	(10,770)
Inventories	(41,452)	(10,541)
Income taxes receivable	(6,889)	1,195
Prepaid expenses and other current assets	(10,260)	968
Other assets	(7,142)	(8,362)
Accounts payable	7,456	17,429
Income taxes payable	(527)	2,345
Accrued expenses	6,571	4,504
Returns reserve	6,819	2,061
Right-of-use lease assets and current and non-current lease liabilities	96	1
Other current liabilities	17,528	13,821
Net cash provided by operating activities	16,873	69,583
Investing activities:
Purchases of property and equipment	(10,856)	(8,306)
Purchases of rental product	—	(3,569)
Proceeds from sale of rental product	988	1,330
Cash divested upon disposal of subsidiary	—	(1,657)
Investments in unconsolidated entities	(14,534)	—
Net cash used in investing activities	(24,402)	(12,202)
Financing activities:
Proceeds from the exercise of stock options, net of tax withholdings on share-based payment awards	(42)	141
Repurchases of Class A common stock	(10,051)	(2,024)
Net cash used in financing activities	(10,093)	(1,883)
Effect of exchange rate changes on cash and cash equivalents	(937)	3,329
Net (decrease) increase in cash and cash equivalents	(18,559)	58,827
Cash, cash equivalents and restricted cash, beginning of period	303,199	256,600
Cash, cash equivalents and restricted cash, end of period	$284,640	$315,427
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$24,278	$12,981
Operating leases	$10,761	$9,201
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$22,823	$6,096

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales	2026	2025	2026	2025
REVOLVE	$306,764	$254,646	$902,522	$777,462
FWRD	49,195	40,985	143,722	123,849
Total	$355,959	$295,631	$1,046,244	$901,311

Cost of sales
REVOLVE	$136,159	$111,540	$395,469	$345,631
FWRD	28,005	22,575	81,700	72,816
Total	$164,164	$134,115	$477,169	$418,447

Gross profit
REVOLVE	$170,605	$143,106	$507,053	$431,831
FWRD	21,190	18,410	62,022	51,033
Total	$191,795	$161,516	$569,075	$482,864

The following table lists net sales by geographic area (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
United States	$277,374	$231,424	$820,414	$712,290
Rest of the world	78,585	64,207	225,830	189,021
Total	$355,959	$295,631	$1,046,244	$901,311

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except average order value and percentages)
Gross margin	53.9%	54.6%	54.4%	53.6%
Adjusted EBITDA	$23,491	$25,347	$71,336	$67,533
Free cash flow	$(26,963)	$6,627	$7,005	$59,038
Active customers	3,243	2,747	3,243	2,747
Total orders placed	2,745	2,300	8,028	7,032
Average order value	$292	$306	$296	$300

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and nine months ended September 30, 2026 and 2025 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net income	$15,524	$21,179	$47,905	$42,596
Excluding:
Other income, net	(1,990)	(7,310)	(6,931)	(5,290)
Provision for income taxes	5,732	7,122	16,682	16,376
Depreciation and amortization	1,683	1,007	4,692	3,395
Equity-based compensation	2,117	2,357	7,664	7,414
Transaction costs(1)	425	—	781	900
Non-routine items(2)	—	992	543	2,142
Adjusted EBITDA	$23,491	$25,347	$71,336	$67,533

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)	Non-routine items in the nine months ended September 30, 2026 and three and nine months ended September 30, 2025, represent an accrual for certain pending legal matters.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and nine months ended September 30, 2026 and 2025 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net cash (used in) provided by operating activities	$(24,334)	$11,818	$16,873	$69,583
Purchases of property and equipment	(3,062)	(4,320)	(10,856)	(8,306)
Purchases of rental product, net of proceeds from the sale of rental product	433	(871)	988	(2,239)
Free cash flow	$(26,963)	$6,627	$7,005	$59,038
Net cash used in investing activities	$(2,629)	$(5,191)	$(24,402)	$(12,202)
Net cash provided by (used in) financing activities	$143	$215	$(10,093)	$(1,883)